Exhibit 21
SUBSIDIARIES OF THE COMPANY:

Name	Jurisdiction of Incorporation
April Corporation	Colorado
Beazer Allied Companies Holdings, Inc.	Delaware
Beazer Clarksburg, LLC	Maryland
Beazer General Services, Inc.	Delaware
Beazer Homes Corp.	Tennessee
Beazer Homes Holdings Corp.	Delaware
Beazer Homes Sales Arizona, Inc.	Delaware
Beazer Homes Texas Holdings, Inc.	Delaware
Beazer Homes Texas, LP	Texas
Beazer Mortgage Corporation	Delaware
Beazer Realty Corp.	Georgia
Beazer Realty, Inc.	New Jersey
Beazer SPE, LLC	Georgia
Beazer/Squires Realty, Inc.	North Carolina
Homebuilders Title Services of Virginia, Inc.	Virginia
Homebuilders Title Services, Inc.	Delaware
Security Title Insurance Company	Vermont
Texas Lone Star Title, LP	Texas
United Home Insurance Company, A Risk Retention Group	Vermont

Direct Subsidiaries of Beazer Homes Investment Corp.
Crossmann Communities of North Carolina, Inc.	North Carolina
Crossmann Communities of Ohio, Inc.	Ohio
Crossmann Communities of Tennessee, LLC	Tennessee
Crossmann Communities Partnership	Indiana
Crossmann Investments, Inc.	Indiana
Crossmann Management, Inc.	Indiana
Cutter Homes, Ltd	Kentucky
Deluxe Homes of Lafayette, Inc.	Indiana
Deluxe Homes of Ohio, Inc.	Ohio
Beazer Realty, Inc., fka Merit Realty, Inc.	Indiana
Paragon Title, LLC	Indiana
Pinehurst Builders, LLC	South Carolina
Trinity Homes, LLC	Indiana